                                                                  ----------------------------
                                                                         OMB APPROVAL
                                                                  ----------------------------
                                  UNITED STATES                   OMB Number:    3235-0145
                       SECURITIES AND EXCHANGE COMMISSION         Expires:   December 31, 1997
                             Washington, D.C. 20549               Estimated average burden
                                                                  hours per response....14.90

                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*


                       Wallace Computer Services, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                   Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  932270101
                       --------------------------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC 1745(2-95)                 Page 1 of 4 pages

--------------------                                          ------------------
CUSIP No.  932270101                   13G                    Page 2 of 4 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------------------------------------------------
    1 NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      A I M Management Group Inc., on behalf of itself and its wholly-owned subsidiaries, A I M Advisors, Inc. and
      A I M Capital Management, Inc.
      I.D. No. 74-1881407
--------------------------------------------------------------------------------------------------------------------------
    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                                    (a)  [ ]

                                                                                    (b)  [ ]
--------------------------------------------------------------------------------------------------------------------------
    3 SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------------
    4 CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------------------------------------------------
                    5 SOLE VOTING POWER

                          --------------------
NUMBER OF           ------------------------------------------------------------------------------------------------------
SHARES              6 SHARED VOTING POWER
BENEFICIALLY
OWNED BY                 1,908,500
 EACH               ------------------------------------------------------------------------------------------------------
REPORTING           7 SOLE DISPOSITIVE POWER
PERSON
 WITH                     --------------------
                    ------------------------------------------------------------------------------------------------------
                    8 SHARED DISPOSITIVE POWER

                         1,908,500
--------------------------------------------------------------------------------------------------------------------------
    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,908,500
--------------------------------------------------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


--------------------------------------------------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            4.4%
--------------------------------------------------------------------------------------------------------------------------
   12 TYPE OF REPORTING PERSON *

          HC
--------------------------------------------------------------------------------------------------------------------------

                    * SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 2 of 4 pages

                               SCHEDULE 13G




Item 1(a)        NAME OF ISSUER:
                 Wallace Computer Services, Inc.

Item 1(b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                 2275 Cabot Drive
                 Lisle, IL  60532-3630

Item 2(a)        NAME OF PERSON FILING:
                 A I M Management Group Inc.

Item 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                 11 Greenway Plaza, Suite 100
                 Houston, Texas  77046

Item 2(c)        CITIZENSHIP:
                 State of Delaware

Item 2(d)        TITLE OF CLASS OF SECURITIES:
                 Common Stock, par value $1.00 per share

Item 2(e)        CUSIP NUMBER:
                 932270101

Item 3           TYPE OF REPORTING PERSON:
                 Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)

Item 4(a)        AMOUNT BENEFICIALLY OWNED AS OF JUNE 30, 1997:
                 1,908,500

Item 4(b)        PERCENT OF CLASS:
                 4.4%

Item 4(c)        DEEMED VOTING POWER AND DISPOSITION POWER:

                 (i)   sole power to vote or to direct the vote:                N/A
                 (ii)  shared power to vote or to direct the vote:              1,908,500
                 (iii) sole power to dispose or to direct the disposition of:   N/A
                 (iv)  shared power to dispose or to direct the disposition of: 1,908,500

Item 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                 This statement is being filed to reflect the fact that as of June 30, 1997, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON: N/A



                               Page 3 of 4 pages

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                 COMPANY:
                 A I M Advisors, Inc. and A I M Capital Management, Inc., Investment Advisers registered under Section 203 of the Investment Advisers Act

Item 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                 N/A

Item 9           NOTICE OF DISSOLUTION OF A GROUP:
                 N/A

Item 10          CERTIFICATION:
                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                 SIGNATURE:
                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                 Date:  July 10, 1997              A I M Management Group Inc.


                                                   /s/ CAROL F. RELIHAN

                                                   Carol F. Relihan
                                                   Vice President, Secretary
                                                   and General Counsel



** Please call Sharon Poessel at (713) 214-1126 with questions regarding this filing.




                              Page 4 of 4 pages